Shiloh Industries Reports First Quarter 2009 Results

Debt Reduction Improves Liquidity

VALLEY CITY, OH -- (Marketwire - February 25, 2009) - Shiloh Industries, Inc. (NASDAQ: SHLO) reported a net loss for the first quarter ended January 31, 2009 of ($6.1) million, or ($0.38) per share (diluted) as compared to the first quarter of 2008 net earnings of $1.6 million, or $0.10 per share (diluted). During the first quarter, the Company reduced its debt by $7.7 million to $63.2 million, the lowest level since 1996.

Sales for the first quarter ended January 31, 2009 were $63.0 million, a reduction of 53.3% from the $134.9 million in the first quarter of fiscal 2008. During the first quarter of fiscal 2009, the car and light truck production volumes of the North American automotive industry declined by 41.1% and the production volumes of the traditional domestic manufacturers declined by 44.6%. The heavy truck and lawn and garden markets that the Company also supplies experienced significant production declines as well.

For the first quarter of fiscal 2009, the Company reported an operating loss of ($8.3) million compared to operating income of $3.8 million in the first quarter of fiscal 2008. The combined effect of reduced sales volumes and the lower recovery value of engineered scrap material, during the first quarter of fiscal 2009 compared to the prior year, caused the significant decline in operating income. In response, the Company reduced controllable expenses in the Manufacturing and Selling, General and Administrative areas by $14.5 million, or 44.7% from the prior year. During the quarter, the Company also recorded a gain of $0.9 million from the sale of idle equipment.

Interest expense decreased by $0.5 million from the prior year due to lower debt levels and lower average borrowing rates as compared to the prior year.

In commenting on the results of the first quarter of fiscal 2009, Theodore K. Zampetis, President and CEO, said, "With the economic recession intensifying in the U.S. and around the world, the automotive industry in North America has slowed to 1991 sales levels, while the car and light vehicle production has slowed in the last three months to levels we have not seen for over 25 years. Our major customers shut down most of their vehicle assembly operations for most of the quarter, which caused us to rapidly respond and adjust our operations accordingly."

"Our focus throughout the quarter has been to remain consistent with the priorities we have established in managing proactively and effectively what we can control. We continued aggressively reducing our variable and fixed costs, focused sharply on working capital management and capital investment efficiency, and accelerated our capacity rationalization plan. The result of these actions was to generate sufficient cash to enable us to reduce our debt during the quarter by $7.7 million, while investing $2.2 million in targeted capital projects. Total debt at the close of the quarter was $63.2 million."

Mr. Zampetis concluded, "In spite of the currently poor economic climate, we continue to pursue new business development opportunities that are now present in the automotive and non-automotive markets. It is becoming evident that the companies with the managerial and financial strength to withstand this difficult period will benefit from the eventual improvement of our economy."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 725.

A conference call to discuss first quarter 2009 results will be held on February 25, 2009, at 11:00 a.m. (ET). To listen to the conference call, dial (877) 874-1589 approximately five minutes prior to the start time and request the Shiloh Industries first quarter 2009 conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                         SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)

                                                          (Unaudited)
                                                       Three months ended
                                                          January 31,
                                                        2009       2008
                                                     ----------  ----------
Revenues                                             $   63,022  $  134,894
Cost of sales                                            67,277     124,139
                                                     ----------  ----------
  Gross profit                                           (4,255)     10,755
Selling, general and administrative expenses              4,986       6,921
Asset impairment charges, net                              (919)         --
                                                     ----------  ----------
   Operating income (loss)                               (8,322)      3,834
Interest expense                                            818       1,294
Interest income                                              12           9
Other income                                                212          16
                                                     ----------  ----------
   Income (loss) before income taxes                     (8,916)      2,565
Provision for income taxes                               (2,782)        982
                                                     ----------  ----------
Net income (loss)                                    $   (6,134) $    1,583
                                                     ==========  ==========

Income (loss) per share:
   Basic income (loss) per share                     $    (0.38) $     0.10
                                                     ==========  ==========
   Diluted income (loss) per share                   $    (0.38) $     0.10
                                                     ==========  ==========

Weighted average number of common shares:
   Basic                                                 16,355      16,355
                                                     ==========  ==========
   Diluted                                               16,355      16,477
                                                     ==========  ==========

CONTACT:
Kevin Bagby
Vice President Finance
and Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600